Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Dell Inc.’s Annual Report on Form 10-K for the year ended January 28, 2011.
/s/ PRICEWATERHOUSECOOPERS LLP
Austin, Texas
October 5, 2011